Exhibit 10.01

Execution Version

IRREVOCABLE UNDERTAKING

To:	GXO Logistics, Inc. (GXO)

Two American Lane

Greenwich

CT 06831

United States

__ February 2022

Dear Sir/Madam

Acquisition of Clipper Logistics plc (Clipper)

I understand that GXO, or a wholly owned subsidiary of GXO, intends to acquire all the issued and to be issued ordinary share capital of Clipper pursuant to the Scheme or the Offer (in each case, as defined in paragraph 11 below). This undertaking sets out the terms and conditions on which I, in my capacity as a holder of ordinary shares in Clipper (and not in my capacity as a director of Clipper), will vote in favour of the Scheme and/or accept the Offer (as applicable). The undertakings in this letter are given in favour of GXO and/or any wholly owned subsidiary that implements the Acquisition (the Offeror).

The Offeror acknowledges (as noted at paragraph 1(a) below) that my holding is held in an ordinary-course SIPP with “Suffolk Life/Curtis Banks” as registered holder. The entirety of this undertaking is therefore subject thereto, however I will take all reasonable steps to ensure compliance by the registered holder as relevant with this undertaking, and have no reason to believe that the registered holder will not do so.

Shareholdings

1.	I represent and warrant to the Offeror that:

(a)	I am the beneficial owner of 4,000 ordinary shares of 0.05p each (held in an ordinary course SIPP with “Suffolk Life/Curtis Banks” as registered holder) in the capital of Clipper (the Clipper Shares) and that I hold these free of any encumbrances or third party rights of any kind whatsoever;

(b)	other than as set out in this paragraph 1, I do not, and nor do any of the persons connected with me (within section 253 of the Companies Act 2006) have any interest (as defined in the City Code on Takeovers and Mergers (the Code)) in any securities of Clipper or GXO, or any rights to subscribe for, purchase or otherwise acquire any such securities, or any short positions (within the meaning set out in the Code) in any such securities; and

(c)	I have full power and authority to enter into this undertaking and to perform the obligations under it.

Dealings and undertakings

2.	I undertake to the Offeror that before this undertaking lapses in accordance with paragraph 13 below, I shall not:

(a)	sell, transfer, charge, encumber, grant any option or lien over or otherwise dispose of any interest in any Clipper Shares or any other shares in Clipper issued or unconditionally allotted to, or otherwise acquired by, me before then (Further Clipper Shares), other than pursuant to the Scheme or my acceptance of the Offer (if relevant);

(b)	accept, in respect of the Clipper Shares or any Further Clipper Shares, any offer or other transaction made in competition with or which would reasonably be expected to frustrate the Acquisition (as defined in paragraph 11 of this undertaking);

(c)	in my capacity as a shareholder, vote in favour of any resolution to approve any scheme of arrangement of Clipper, or other transaction which is proposed in competition with or which would reasonably be expected to frustrate the Acquisition;

(d)	vote in favour of or otherwise consent to any matter for the purposes of Rule 21 of the Code;

(e)	(other than pursuant to the Acquisition) enter into any agreement or arrangement, incur any obligation or give any indication of intent:

(i)	to do any of the acts referred to in paragraphs 2(a) to 2(d); or

(ii)	which, in my capacity as a Clipper Shareholder, in relation to the Clipper Shares or any Further Clipper Shares, would or would reasonably be expected to restrict or impede me accepting the Offer or voting in favour of the Scheme (as applicable), and for the avoidance of doubt, references in this paragraph 2 to any agreement, arrangement, obligation or indication of intent includes any agreement, arrangement, obligation or indication of intent whether or not legally binding or subject to any condition or which is to take effect if the Scheme or the Offer (as the case may be) lapses or is withdrawn or if this undertaking ceases to be binding or following any other event.

3.	I further undertake not to (other than as a result of my participation in any Clipper share scheme), until the earlier of:

(a)	this undertaking lapsing in accordance with paragraph 13 below; or

(b)	either the Offer becoming unconditional or the Scheme being approved by the Court,

acquire any interests (as defined in the Code) or otherwise deal or undertake any dealing (as defined in the Code) in any relevant securities (as defined in the Code) of Clipper or GXO unless the Panel on Takeovers and Mergers (the Panel)) determines, and confirms to you, that, in respect of such acquisition or dealing, I am not acting in concert with you pursuant to Note 9 on the definition of “Acting in concert” set out in the Code.

4.            I undertake to cause the registered holder of any Clipper Shares of which I am the beneficial holder (the Beneficial Shares) to comply with the undertakings in paragraphs 2 and 3 above in respect of the Beneficial Shares.

Undertaking to accept the Offer and/or to vote in favour of the Scheme

5.	I undertake that:

(a)	if the Offeror elects to implement the Acquisition by way of the Offer:

(i)	I shall accept the Offer in respect of the Clipper Shares in accordance with the procedure for acceptance set out in the formal document containing such Offer (the Offer Document) not later than seven days after the Offeror sends the Offer Document to Clipper shareholders and shall accept the Offer in respect of any Further Clipper Shares in accordance with the same procedure not later than three days after I become the registered holder of the Further Clipper Shares;

(ii)	I shall cause the registered holder of any Beneficial Shares to accept the Offer in accordance with the procedure for acceptance set out in the Offer Document not later than seven days after the Offeror sends the Offer Document;

(iii)	I shall accept any proposal made by the Offeror to holders of options over Clipper shares in compliance with Rule 15 of the Code in respect of all such options held by me not later than seven days after the Offeror sends such proposals to the holders of options or otherwise ensure that any Clipper shares arising on conversion of options participate in the Offer;

(iv)	I shall not withdraw any acceptances of the Offer and will cause the registered holder of any Beneficial Shares not to do so; and

(v)	the Offeror shall acquire the Clipper Shares, the Beneficial Shares and any Further Clipper Shares pursuant to the Offer free of any lien, charge, option, equity or encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the date such Offer becomes or is declared unconditional; and

(b)	if the Offeror elects to implement the Acquisition by way of the Scheme:

(i)	I shall exercise all voting rights attaching to the Clipper Shares and any Further Clipper Shares to vote in favour of all resolutions to approve the Scheme and/or the Acquisition, and any related matters, proposed at any general or class meeting (General Meeting) and Court convened meeting (Court Meeting) of Clipper to be convened and held in connection with the Scheme and/or the Acquisition, or at any adjournment of any such meeting;

(ii)	I shall execute any forms of proxy in respect of the Clipper Shares and any Further Clipper Shares required by the Offeror appointing any person nominated by the Offeror to attend and vote at any General Meeting or Court Meeting in respect of the resolutions to approve the Scheme and/or the Acquisition, and any related matters, and shall ensure that any such executed forms of proxy are received by Clipper’s registrars not later than 3.00 p.m. (London time) on the tenth day after Clipper sends the formal document setting out the terms and conditions of the Scheme (the Scheme Document) to Clipper shareholders (or, in respect of any Further Clipper Shares, within three days of becoming the registered holder of such shares, if later);

(iii)	I shall not revoke the terms of any proxy submitted in accordance with paragraph 5(b)(ii), either in writing or by attendance at any General Meeting or Court Meeting or otherwise;

(iv)	I shall cause the registered holder of any Beneficial Shares to comply with the undertakings in paragraphs 5(b)(i) to 5(b)(iii) in respect of the Beneficial Shares;

(v)	I shall accept any proposal made by the Offeror to holders of options over Clipper shares in compliance with Rule 15 of the Code in respect of all such options held by me not later than seven days after the Offeror sends such proposals to the holders of options or otherwise ensure that any Clipper shares arising on conversion of options participate in the Scheme; and

(vi)	the Offeror shall acquire the Clipper Shares, the Beneficial Shares and any Further Clipper Shares pursuant to the Scheme which provides for the transfer of such shares to the Offeror free of any lien, charge, option, equity or encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the Scheme effective date.

Voting Rights

6.	From the time the Offeror releases the Rule 2.7 Announcement to the time this undertaking lapses in accordance with paragraph 13:

(a)	I shall exercise the voting rights attached to the Clipper Shares and any Further Clipper Shares on a Relevant Resolution (as defined in paragraph 7) only in accordance with the Offeror’s directions;

(b)	I shall exercise the rights attaching to the Clipper Shares and any Further Clipper Shares to requisition or join in requisitioning any general or class meeting of Clipper pursuant to section 303 of the Companies Act 2006 for the purposes of considering a Relevant Resolution and to require Clipper to give notice of such a resolution pursuant to section 338 of the Companies Act 2006 only in accordance with the Offeror’s directions;

(c)	for the purpose of voting on a Relevant Resolution, I shall execute any form of proxy required by the Offeror appointing any person nominated by the Offeror to attend and vote at the relevant general or class meeting of Clipper (and shall not revoke the terms of any such proxy whether in writing, by attendance or otherwise); and

(d)	I shall cause the registered holder of any Beneficial Shares to comply with paragraphs 6(a) to 6(c) in respect of the Beneficial Shares.

7.	A Relevant Resolution means:

(a)	a resolution (whether or not amended) proposed at a general or class meeting of Clipper, or at an adjourned meeting, the passing of which is required to implement the Acquisition or which, if passed, would reasonably be expected to result in any condition of the Acquisition not being fulfilled or which would reasonably be expected to impede or frustrate the Acquisition in any way (including, for the avoidance of doubt, any resolution to approve any scheme of arrangement or other transaction in relation to Clipper which is proposed in competition with or which would reasonably be expected to frustrate the Acquisition) or which is to approve a matter for the purposes of Rule 21 of the Code;

(b)	a resolution to adjourn a general or class meeting of Clipper whose business includes the consideration of a resolution falling within paragraph 7(a); and

(c)	a resolution to amend a resolution falling within paragraph 7(a) or paragraph 7(b).

Documentation

8.	I consent to:

(a)	this undertaking being disclosed to the Panel;

(b)	the inclusion of references to me and the registered holder of any Beneficial Shares, and particulars of this undertaking and our holdings of, interests in, rights to subscribe for and short positions in relevant securities of Clipper being included in the Rule 2.7 Announcement and any offer document or scheme document published in connection with the Acquisition, and any other announcement made, or document issued, by or on behalf of the Offeror in connection with the Acquisition; and

(c)	this undertaking being available for inspection as required by Rule 26.1 of the Code or the Listing Rules of the Financial Conduct Authority including, without limitation, being made publicly available on the Offeror’s and Clipper’s websites.

Secrecy

9.            Subject (and without prejudice) to the relevant provisions of the Code (including Rule 2.3(d) or otherwise) I shall keep secret the possibility, terms and conditions of the Acquisition and the existence and terms of this undertaking until the Rule 2.7 Announcement is released, provided that I may disclose the same to Clipper and its advisers (and other third parties who reasonably need to know) in which case I shall request that they observe secrecy in the same terms. The obligations in this paragraph shall survive termination of this undertaking.

10.            I understand that the information you have given to me in relation to the Acquisition must be kept confidential until the Rule 2.7 Announcement is released or the information has otherwise become generally available. To the extent any of the information is inside information for the purposes of the Criminal Justice Act 1993 or the Market Abuse Regulation No 596/2014 (as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018), I will comply with the applicable restrictions in those enactments on dealing in securities and disclosing inside information.

Interpretation

11.	In this undertaking:

(a)	references to the Offer means any firm offer (under Rule 2.7 of the Code) to be made by or on behalf of the Offeror to acquire the issued ordinary share capital of Clipper: (i) on the terms set out in the Appendix to this undertaking; (ii) recommended by the board of directors of Clipper; or (iii) as otherwise agreed in writing, and a reference to the Offer also includes any new, increased, renewed or revised firm offer (under Rule 2.7 of the Code) made by the Offeror to implement the Acquisition provided that its terms are: (i) in the reasonable opinion of Clipper’s financial adviser, at least as favourable to Clipper’s shareholders as the terms set out in the Appendix and/or the Rule 2.7 Announcement (as applicable); or (ii) recommended by the board of directors of Clipper;

(b)	references to the Scheme means any scheme of arrangement of Clipper under section 895 Companies Act 2006 to implement the Acquisition: (i) on the terms set out in the Appendix to this undertaking; (ii) recommended by the board of directors of Clipper; or (iii) as otherwise agreed in writing, and a reference to the Scheme also includes any new, increased, renewed or revised scheme of arrangement of Clipper to implement the Acquisition, provided that its terms are: (i) in the reasonable opinion of Clipper’s financial adviser, at least as favourable to Clipper’s shareholders as the terms set out in the Appendix and/or the Rule 2.7 Announcement (as applicable); or (ii) recommended by the board of directors of Clipper; and

(c)	references to the Acquisition means the proposed acquisition by the Offeror of ordinary shares of 0.05 pence each in the capital of Clipper, whether (at the election of the Offeror, subject to the terms of any cooperation agreement to be entered into between the Offeror and Clipper) pursuant to the Offer or the Scheme.

Time of the Essence

12.            Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

Lapse of undertaking

13.	This undertaking shall lapse, and all of my obligations hereunder shall immediately terminate, if:

(a)	the Rule 2.7 Announcement is not released by 7 a.m. on 15 April 2022 or such later date as the Offeror and Clipper may agree;

(b)	the Offeror announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Offer or Scheme is announced in accordance with Rule 2.7 of the Code at the same time;

(c)	the Offer or Scheme lapses or is withdrawn and no new, revised or replacement Scheme or Offer has been announced, in accordance with Rule 2.7 of the Code, in its place or is announced, in accordance with Rule 2.7 of the Code, at the same time; or

(d)	any competing offer for the entire issued and to be issued share capital of Clipper becomes or is declared unconditional or, if proceeding by way of scheme of arrangement, becomes effective.

If this undertaking lapses, I shall have no claim against the Offeror, and the Offeror shall have no claim against me, save in respect of any prior breach thereof. This paragraph shall survive the lapse of this undertaking.

Confirmation

14.            I confirm that in signing this undertaking I am not a client or customer of Rothschild & Co for the purposes of the Conduct of Business Sourcebook of the Financial Conduct Authority and that Rothschild & Co is acting for the Offeror in connection with the Acquisition and no-one else and is not responsible to anyone other than the Offeror for providing the protections afforded to customers of Rothschild & Co nor for providing advice in relation to the Acquisition. I confirm that I have been given an adequate opportunity to consider whether or not to execute this undertaking and to obtain independent advice.

Power of Attorney

15.	In order to secure the performance of my obligations under this undertaking, I appoint any director of the Offeror as my attorney:

(a)	if I fail to comply with any of the undertakings in paragraph 5, in my name and on my behalf to do all things and to execute all deeds and other documents as may be necessary to ensure compliance with such undertakings in respect of the Clipper Shares, the Beneficial Shares and any Further Clipper Shares (as appropriate); and

(b)	if I fail to comply with any of the undertakings in paragraph 6, to execute any form of proxy required by the Offeror to appoint any person nominated by the Offeror to attend a general or class meeting of Clipper and vote on a Relevant Resolution (as defined in paragraph 7), provided that this appointment shall only take effect if and to the extent that I have failed to comply with any obligations under paragraph 5 or 6 above (as applicable).

16.            I agree that this power of attorney is given by way of security and is irrevocable in accordance with section 4 Powers of Attorney Act 1971 until this undertaking lapses in accordance with paragraph 13 (at which time this power of attorney shall be automatically revoked without further action from me).

Specific Performance

17.            I agree that, if I fail to comply with any of the undertakings in paragraph 5 or breach any of my other obligations under this undertaking, damages may not be an adequate remedy and accordingly the Offeror shall be entitled to the remedies of specific performance, injunction or other equitable relief.

Duties as director

18.            Nothing in this undertaking shall constitute an obligation for me, in my capacity as a director of Clipper, to take any action which is not permitted by the Code (including Practice Statement 29 issued by the Panel with respect to Rule 21.2 of the Code). You recognise that in my capacity as a director of Clipper, I owe fiduciary duties to Clipper and I have duties under the Code (together the Legal Duties) and accordingly nothing in this deed will require or oblige me to do or refrain from doing any act or thing which would have the effect of contravening those Legal Duties.

Third Party Rights

19.            The Offeror shall have the right to enforce any term of this undertaking. Any other person who is not party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this undertaking.

Governing Law

20.            This undertaking and any non-contractual obligations arising out of or in connection with this undertaking shall be governed by, and interpreted in accordance with, English law. The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this undertaking including, without limitation disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this undertaking; and (ii) any non-contractual obligations arising out of or in connection with this undertaking. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause.

SIGNED as a DEED and	)	signature:	________________
DELIVERED by	)
[DIRECTOR] in the presence of:	)

Witness:	)	signature:	________________
)
	)	name:	________________
)
	)	address:	________________

Appendix

Key Offer Terms

For each Clipper ordinary share, a combination of cash and new GXO shares (to be issued on the basis of the Exchange Ratio as defined below), as follows:

a.	690 pence in cash; and

b.	such number of new GXO shares as would imply a valuation of 230 pence based on the trailing GXO 3-month volume weighted average price and a trailing 3-month average USD/GBP exchange rate (the “Exchange Ratio”) in each case calculated for the period ending on the last practicable date prior to any firm offer announcement.